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Exhibit 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 3, 1999, accompanying the consolidated financial statements of Georgia Bancshares, Inc. and subsidiary included in the Annual Report of First Sterling Banks, Inc. on Form 10-KSB, as amended, for the year ended December 31, 1999. We hereby consent to the incorporation by reference of said report in the Registration Statements of First Sterling Banks, Inc. on Forms S-8 (File No. 333-15069, dated October 30, 1996, File No. 333-56473 dated June 10, 1998, File No. 333-74555 dated March 17, 1999, File No.
333-79457 dated May 27, 1999, File No. 333-79463 dated May 27, 1999, and File
No. 333-88645 dated October 8, 1999).

                                                 PORTER KEADLE MOORE, LLP

                                                 /s/ PORTER KEADLE MOORE, LLP


Atlanta, Georgia
May 23, 2000